[TEREX LOGO]


                     NEWS RELEASE NEWS RELEASE NEWS RELEASE

For information contact: Tom Gelston, Director - Investor Relations (203)
222-5943

                           COLIN ROBERTSON PROMOTED TO
                     EXECUTIVE VICE PRESIDENT -- OPERATIONS

         WESTPORT, CT, November 3, 2005 -- Terex Corporation (NYSE: TEX) has announced the promotion of Colin Robertson to the position of Terex Corporation Executive Vice President - Operations, effective January 1, 2006. In this new critical and strategic role, Mr. Robertson will report directly to Ronald M. DeFeo, Terex's Chairman and Chief Executive Officer, and will be headquartered in Terex's corporate offices in Westport, CT. In this assignment, Mr. Robertson will be responsible for developing and implementing world-class capability in supply chain management, logistics and global purchasing, as well as for improving manufacturing facility utilization around the world. He also will play a key role in Terex's China initiatives and the implementation of an Oracle enterprise computer system throughout the Company.

         Commenting on Mr. Robertson's promotion, Mr. DeFeo stated, "Terex currently has 48 manufacturing locations worldwide and spends roughly $4 billion annually on material purchases from our suppliers worldwide. Historically, Terex supply chain decisions have been made at the local level on a site by site basis. This operating structure provided limited opportunity to leverage Terex's size for the benefit of our customers and shareholders." Mr. DeFeo continued, "Terex needs to develop a competency in logistics and supply chain management that transcends individual business units. Local responsibility will be retained, but we need to overlay a comprehensive effort to reduce cost, improve quality, simplify our operating system and optimize new product development to market time. We must take full advantage of this major opportunity."

         "Also important to Terex, we must develop a comprehensive supply chain strategy from our own Terex companies, as well as our ventures in China, Mexico, India, the Czech Republic, Hungary and other developing nations," Mr. DeFeo added. "Colin brings a unique Terex perspective that, with the support of the entire leadership team, will help make us a better and stronger company."

         Mr. Robertson began his career with managerial positions at Cummins Engine Company and J.I. Case Co., and has been with Terex for eleven years. In that time, he has held a number of key leadership positions across the Company, most recently as President - Terex Construction. He has worked in both Europe and the United States, and has spent time in the Company's Cranes and Mining business units, as well as working closely in recent years with Terex's Aerial Work Platforms business.

         Terex Corporation is a diversified global manufacturer with 2004 net sales of approximately $5 billion. Terex operates in five business segments:
Terex Construction, Terex Cranes, Terex Aerial Work Platforms, Terex Materials Processing & Mining, and Terex Roadbuilding, Utility Products and Other. Terex manufactures a broad range of equipment for use in various industries, including the construction, infrastructure, quarrying, recycling, surface mining, shipping, transportation, refining, utility and maintenance industries. Terex offers a complete line of financial products and services to assist in the acquisition of Terex equipment through Terex Financial Services. More information on Terex can be found at www.terex.com.

                                       ###

                                Terex Corporation
           500 Post Road East, Suite 320, Westport, Connecticut 06880
          Telephone: (203) 222-7170, Fax: (203) 222-7976, www.terex.com